ITEM 77K
CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

On May 19, 1999, the Fund's Board of Trustees, upon the
Recommendation of the Audit Committee of the Board of Trustees, requested and subsequently accepted the resignation of Ernst &
Young ("E&Y")as the Fund's independent auditors. E&Y's reports on the Fund's financial statements for the fiscal years ended
October 31, 1997 and October 31, 1998: contained no adverse opinion or